Exhibit 99.1

              Brooke Corporation Declares Quarterly Cash Dividend


    OVERLAND PARK, Kan., April 23 /PRNewswire-FirstCall/ -- Robert D. Orr, Chairman and CEO, announced that Brooke Corporation's board of directors declared a $ .20 quarterly cash dividend on the company's common stock at its April 22, 2004, board meeting. Orr noted that this dividend will be paid on May 20, 2004, to the shareholders of record as of May 6, 2004, with an ex-dividend date of May 4, 2004. Based on the April 21, 2004, closing stock price of $19.10 per share, the estimated annual yield is over 4% when calculated using the current quarterly dividend rate.

    About our company ... Brooke Corporation (Amex: BXX) is listed on the American Stock Exchange under the symbol of BXX. Through subsidiaries, the company distributes insurance, financial and related services through a network of more than 250 franchise locations and has originated nearly $120,000,000 in loans which have been sold to participating lenders or to investors through asset backed securitizations. A company subsidiary also sells insurance on a wholesale basis through its franchisees and others. The company believes that franchisees, as local business owners, distribute "one-on-one sales" based services, such as insurance, more efficiently than others.


    Email Distribution ... If you would like to receive electronic press release information directly from Brooke Corporation then please email investments@brookecorp.com and provide your email address.


    This press release may contain forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: uncertainties associated with market acceptance of and demand for the Company's products, impact of competitive products and pricing, dependence on third party suppliers and their pricing, ability to meet product demand, exposure to market risks, uncertainties associated with the development of technology, changes in the law, the dependence on intellectual property rights, and the effectiveness of internal controls. Investors are directed to the Company's most recent annual and quarterly reports, which are available from the Company without charge for a more complete description of the Company's business.



SOURCE  Brooke Corporation
    -0-                             04/23/2004
    /CONTACT: Meg Wilson, Corporate Communication Coordinator of Brooke Corporation, +1-785-543-3199, ext. 161, wilsm@brookecorp.com /
    /Web site:  http://www.brookecorp.com /
    (BXX)

CO:  Brooke Corporation
ST:  Kansas
IN:  FIN INS
SU:  DIV